Exhibit 99.1

IPG PHOTONICS ANNOUNCES FIRST QUARTER 2017 FINANCIAL RESULTS
Revenue Grows 38% and Earnings per Diluted Share Increases 50%, Exceeding the High-End of Guidance
OXFORD, Mass. – May 2, 2017 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the first quarter ended March 31, 2017.

	Three Months Ended March 31,
(In millions, except per share data)	2017	2016	% Change
Revenue	$285.8	$207.2	38%
Gross margin	55.0%	55.2%
Operating income	$101.5	$70.0	45%
Operating margin	35.5%	33.8%
Net income attributable to IPG Photonics Corporation	$74.9	$49.3	52%
Earnings per diluted share	$1.38	$0.92	50%
Management Comments
"Our first quarter results were driven by rapid growth across our core products, applications and geographies. First quarter revenue and EPS were above the high end of our guidance as the pace at which our fiber lasers are replacing conventional lasers and non-laser technology appears to be accelerating. During the first quarter we achieved record sales of $285.8 million, which increased 38% year over year, while EPS of $1.38 increased 50% year over year," said Dr. Valentin Gapontsev, IPG Photonics' Chief Executive Officer.
Materials processing sales increased 33% year-over-year in the first quarter and accounted for approximately 92% of total sales driven by strength in cutting and welding. Sales to other markets were up 140% year-over-year driven by strong sales in telecom and advanced applications. Demand within IPG's core materials processing business was especially strong in China, which grew 89% year over year in the first quarter. Sales of high-power lasers increased 42% year over year from rapid growth in cutting and welding applications while sales of QCW lasers increased 148% year over year driven by growth in welding and percussion hole drilling.
During the first quarter, IPG generated $50.8 million in cash from operations and used $21.9 million to finance capital expenditures. IPG ended the quarter with $862.8 million in cash and cash equivalents and short-term investments, representing an increase of $32.2 million from December 31, 2016.
Business Outlook and Financial Guidance
"We achieved record orders during the quarter, with a book-to-bill ratio greater than one. Based on our current backlog, we believe we are in excellent position to deliver strong results again in the second quarter," said Dr. Gapontsev.
IPG Photonics expects revenue in the range of $320 million to $340 million for the second quarter of 2017. The Company anticipates earnings per diluted share in the range of $1.50 to $1.70 based on 54,370,000 diluted common shares, which includes 53,368,000 basic common shares outstanding and 1,002,000 potentially dilutive options at March 31, 2017.
Dr. Gapontsev added, "The magnitude of our first quarter out-performance and second quarter revenue guidance has exceeded our expectations when compared to those assumed in our annual guidance of 10% to 14% revenue growth in 2017. As such, we believe the stronger-than-expected performance and guidance for the first half of the year should be treated as additive to our full-year revenue growth outlook. However, it should not be used, at this time, as an assumption for out-performance in the second half of the year. While order flow remains strong, our visibility into the back half of the year, particularly the fourth quarter, remains somewhat limited."
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, product demand, order cancellations and delays, competition and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports with the SEC, and assumes exchange rates relative to the U.S. Dollar of Euro 0.94, Russian Ruble 56, Japanese Yen 112 and Chinese Yuan 6.90, respectively.
Supplemental Financial Information
Additional supplemental financial information is provided in the First Quarter 2017 Financial Data Workbook available on the investor relations section of the Company’s website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, May 2, 2017 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company’s website at investor.ipgphotonics.com.
Contact
James Hillier
Vice President of Investor Relations
IPG Photonics Corporation
508-373-1467
jhillier@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in diverse applications, primarily materials processing. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, delivering a strong set of results again in the second quarter, guidance for the second quarter of 2017 and full-year revenue growth outlook. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; inability to manage risks associated with international customers and operations; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 27, 2017) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2017	2016
	(in thousands, except per share data)
NET SALES	$285,846	$207,248
COST OF SALES	128,579	92,838
GROSS PROFIT	157,267	114,410
OPERATING EXPENSES:
Sales and marketing	10,827	8,034
Research and development	22,780	17,489
General and administrative	17,726	13,901
Loss on foreign exchange	4,453	4,967
Total operating expenses	55,786	44,391
OPERATING INCOME	101,481	70,019
OTHER (EXPENSE) INCOME, Net:
Interest income, net	308	192
Other (expense) income, net	(529)	7
Total other (expense) income	(221)	199
INCOME BEFORE PROVISION FOR INCOME TAXES	101,260	70,218
PROVISION FOR INCOME TAXES	(26,328)	(20,890)
NET INCOME	74,932	49,328
LESS: NET (LOSS) INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(13)	2
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$74,945	$49,326
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$1.40	$0.93
Diluted	$1.38	$0.92
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	53,368	52,898
Diluted	54,370	53,621

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION AND ACCOUNTING STANDARD IMPACTS TO NET INCOME AND EARNINGS PER SHARE

	Three Months Ended March 31,
(In thousands)	2017	2016
Cost of sales	$1,391	$1,419
Sales and marketing	452	415
Research and development	1,205	1,093
General and administrative	2,303	2,032
Total stock-based compensation	5,351	4,959
Tax benefit recognized	(1,720)	(1,584)
Net stock-based compensation	$3,631	$3,375

(In thousands, except share and per share data)	Three Months Ended March 31,
	2017	2016
Excess tax benefit on exercise of stock options included in net income	$4,130	$—
Increase in weighted-average diluted shares outstanding	184,161	—

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF ACQUISITION RELATED COSTS AND OTHER CHARGES

	Three Months Ended March 31,
(In thousands)	2017	2016
Amortization of intangible assets
Cost of sales	$745	$345
Sales and marketing	160	38
Research and development	160	160
Impairment charge related to long-lived asset
General and administrative	162	—
Total acquisition related costs and other charges	$1,227	$543

IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2017	2016
	(In thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$697,778	$623,855
Short-term investments	165,025	206,779
Accounts receivable, net	180,226	155,901
Inventories	261,893	239,010
Prepaid income taxes	41,959	34,128
Prepaid expenses and other current assets	44,133	41,289
Total current assets	1,391,014	1,300,962
DEFERRED INCOME TAXES, NET	47,048	42,442
GOODWILL	19,831	19,828
INTANGIBLE ASSETS, NET	27,892	28,789
PROPERTY, PLANT AND EQUIPMENT, NET	395,858	379,375
OTHER ASSETS	20,930	18,603
TOTAL	$1,902,573	$1,789,999
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$3,188	$3,188
Accounts payable	25,388	28,048
Accrued expenses and other liabilities	105,737	102,485
Income taxes payable	23,423	24,554
Total current liabilities	157,736	158,275
DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	41,726	36,365
LONG-TERM DEBT, NET OF CURRENT PORTION	36,839	37,635
Total liabilities	236,301	232,275
COMMITMENTS AND CONTINGENCIES
IPG PHOTONICS CORPORATION STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 53,636,419 and 53,425,945 shares issued and outstanding, respectively, at March 31, 2017; 53,354,579 and 53,251,805 shares issued and outstanding, respectively, at December 31, 2016	5	5
Treasury stock, at cost (210,474 and 102,774 shares held)	(21,485)	(8,946)
Additional paid-in capital	668,003	650,974
Retained earnings	1,171,198	1,094,108
Accumulated other comprehensive loss	(151,626)	(178,583)
Total IPG Photonics Corporation stockholders' equity	1,666,095	1,557,558
NONCONTROLLING INTERESTS	177	166
Total equity	$1,666,272	$1,557,724
TOTAL	$1,902,573	$1,789,999

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2017	2016
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$74,932	$49,328
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,504	11,394
Provisions for inventory, warranty & bad debt	9,002	8,927
Other	13,863	7,195
Changes in assets and liabilities that used cash:
Accounts receivable/payable	(24,361)	1,391
Inventories	(22,408)	(19,365)
Other	(14,712)	6,027
Net cash provided by operating activities	50,820	64,897
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(21,875)	(24,960)
Proceeds from sales of property, plant and equipment	99	129
Purchases of short-term investments	(28,173)	(29,899)
Proceeds from short-term investments	70,370	10,000
Other	(47)	46
Net cash provided by (used in) investing activities	20,374	(44,684)
CASH FLOWS FROM FINANCING ACTIVITIES:
Line-of-credit facilities	—	(9)
Principal payments on long-term borrowings	(797)	(500)
Exercise of employee stock options and shares withheld to cover employee restricted stock taxes	9,600	2,644
Purchase of Treasury Stock, at cost	(12,539)	—
Net cash (used in) provided by financing activities	(3,736)	2,135
EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	6,465	8,812
NET INCREASE IN CASH AND CASH EQUIVALENTS	73,923	31,160
CASH AND CASH EQUIVALENTS — Beginning of period	623,855	582,532
CASH AND CASH EQUIVALENTS — End of period	$697,778	$613,692
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$447	$171
Cash paid for income taxes	$31,371	$11,955